EXHIBIT 99.1

INTERACTIVE BROKERS GROUP WILL APPOINT MILAN GALIK AS CEO; THOMAS PETERFFY, FOUNDER, WILL STEP DOWN IN THIRD QUARTER OF 2019 AND REMAIN AS CHAIRMAN OF THE BOARD

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GREENWICH, CT, January 7, 2019 — Interactive Brokers Group, Inc. (IEX: IBKR), announced today that it will appoint Mr. Milan Galik as Chief Executive Officer of the Company, succeeding Mr. Thomas Peterffy in this role.  Mr. Peterffy will continue as Chairman of the Board and remain closely involved in the operations of the company that he founded. These changes will occur in the third quarter of 2019, concurrently with Mr. Peterffy’s 75th birthday. Mr. Galik has been with the Company for 28 years and has served as its President since 2014.  Mr. Galik has been a member of the Company’s Board of Directors since its initial public offering in 2007.

Mr. Peterffy stated, “I put all my energies into building this Company for the past 42 years and there is nothing I would rather do than work here forever.  On the other hand, as I grow older, I must recognize that Milan will do a much better job running the Company than I would. With him at the helm, the strength of our business and the quality of our platform that delivers our offering will continue to grow as Interactive Brokers becomes the largest broker in the World. I am excited to continue to work with him and make this happen. I intend to remain and work at the Company as long as I can remain helpful.”

Mr. Galik added, “I am deeply honored by the trust Thomas places in me. He has been my mentor for 28 years, has been preparing me for this transition for the last 4 and I look forward to working with him for many more to come. I am lucky to have the support of an amazing executive team, experienced managers and dedicated employees. Together we will continue working on realizing Thomas’ vision for IBKR.”

It is expected that the Company’s Board will formalize these changes at its meeting on January 22, 2019.

About Interactive Brokers Group, Inc.:

Interactive Brokers Group affiliates provide automated trade execution and custody of securities, commodities and foreign exchange around the clock on over 120 markets in numerous countries and currencies, from a single IB Universal Account® to customers worldwide. We service individual investors, hedge funds, proprietary trading groups, financial advisors and introducing brokers. Our four decades of focus on technology and automation have enabled us to equip our customers with a uniquely sophisticated platform to manage their investment portfolios at the lowest cost according to Barron's Best Online Brokers review, March 26, 2018. We strive to provide our customers with advantageous execution prices and trading, risk and portfolio management tools, research facilities and investment products, all at low or no cost, positioning them to achieve superior returns on investments.

For Interactive Brokers Group, Inc. Investors: Nancy Stuebe, 203-618-4070 or Media: Kalen Holliday, 203-913-1369.